Exhibit 99.1

Gaming and Leisure Properties, Inc. Completes Previously Announced Acquisition of the Real Estate Assets of

Tropicana Entertainment

- Initial Annual Income of $110 Million -

- Increased Tenant Diversification with Eldorado Resorts, Inc. –

WYOMISSING, PA. — October 1, 2018 — Gaming and Leisure Properties, Inc. (Nasdaq:GLPI) (“GLPI” or the “Company”) today announced that it has successfully completed the previously announced acquisition of the real estate assets of five casino properties from Tropicana Entertainment, Inc. (“Tropicana”) for $964 million. The assets to be acquired are Tropicana Atlantic City, Tropicana Evansville, Tropicana Laughlin, Trop Casino Greenville and The Belle of Baton Rouge. Concurrently, Eldorado Resorts, Inc. (NASDAQ: ERI) will acquire the operating assets of these properties and lease the real estate from the Company through a new master lease with a 15-year initial term and four 5-year renewal periods. Initial annual rent is $87.6 million and the initial rent coverage is approximately 2.0x based on pro forma last twelve months ended June 30, 2018 Tropicana Adjusted EBITDA (excluding Aruba and Corporate) per ERI’s 8-k filed on September 6, 2018. Terms of the new lease with Eldorado are similar to the Company’s existing Master Leases, except that for the first-five lease years the 2% annual escalation of Building Based Rent is subject to an adjusted revenue to rent ratio (as defined in the Master Lease) threshold for the properties in the aggregate of 1.2:1 and thereafter at 1.8:1. Additionally, the Company provided a $246 million mortgage loan to Eldorado to finance its acquisition of the real estate assets of Lumiere Place from Tropicana, with initial annual interest payments of $22.4 million. The combined properties include 350,000 casino square feet, 7,416 slot machines, 237 table games and 4,993 hotel rooms.

The Company funded the transaction with proceeds from the publicly registered senior unsecured notes offering, which closed on September 26, 2018, with an aggregate principal amount of $1.100 billion, plus proceeds from the Company’s revolving credit facility.

Chief Executive Officer, Peter M. Carlino, commented, “We are pleased to consummate this accretive transaction, which materially increases our real estate income and further diversifies our geographic base. The addition of Eldorado as a new tenant diversifies our cash flow and offers a new partner for potential future transactions. To expedite the required transaction approvals, we worked with Eldorado to amend the initial purchase agreement for Lumiere Place and achieve an outcome with equivalent economic terms. This new structure demonstrates our ability to offer innovative solutions that benefit our partners and shareholders. The Company continues to expect this transaction along with our pending transaction with Penn National Gaming, Inc., Boyd Gaming Corp. and Pinnacle Entertainment, Inc. to be accretive to our annual dividend by approximately 8% to 10%. The Company anticipates providing updated dividend guidance upon completion of the pending transaction, which is expected later this month.”

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and AFFO are non-GAAP performance measures, which the Company believes may provide additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the reported results under accounting principles generally accepted in the United States. Further information regarding these measures and reconciliation to GAAP may be found in Gaming & Leisure Properties, Inc.’s SEC filings on the SEC’s website.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our relationship with Eldorado and Tropicana, the expected benefits of the transaction with Eldorado and Tropicana, the expected benefits of our pending transaction with Penn National Gaming, Inc., Boyd Gaming Corp. and Pinnacle Entertainment, Inc., and our expectations of growth and diversification. Forward looking statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: GLPI’s ability to realize the expected benefits of the transactions; adverse changes in general economic conditions in the regions or the industries in which GLPI, ERI and Tropicana operate, or general disruptions in the financial, debt, capital, credit or securities markets; GLPI’s ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI, including through GLPI’s existing ATM program; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Hayes Croushore

T: 610-378-8396

Email: hcroushore@glpropinc.com

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